CSW Industrials Reports Fiscal 2022 First Quarter Results with
Record Quarterly Revenue and EPS

DALLAS, August 4, 2021 (GLOBE NEWSWIRE) -- CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported results for the fiscal 2022 first quarter ended June 30, 2021.

Fiscal First Quarter 2022 Highlights (comparisons to prior year fiscal first quarter)

•Increase in total revenue of 77% to $161.3 million, compared to $91.0 million
•Organic revenue growth of 40%, or $36.8 million, all segments reported organic growth
•GAAP net income attributable to CSWI (after subtracting the non-controlling interest in the joint venture) of $20.0 million, or $23.0 million adjusted to exclude the final TRUaire purchase accounting effect
•EPS attributable to CSWI increased 57% to $1.27, compared to $0.81
•Growth of 80% in adjusted EPS attributable to CSWI to $1.46, compared to $0.81
•Growth of 108% in adjusted EBITDA to $40.5 million, with a 25% adjusted EBITDA margin
•Net cash provided by operating activities of $18.9 million
•Maintained balance sheet strength with leverage ratio, in accordance with our credit facility, of less than ~1.5x
•Effective April 1, 2021, CSWI strategically revised reportable segments to better align with business management, performance assessment, capital allocation, and approach to end markets served

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, “We are extraordinarily pleased to report our fiscal first quarter consolidated results. Specifically, adjusted earnings per share of $1.46, representing 80% growth over the prior year period, exceeded expectations. Although profitability among our three segments was inconsistent, all three segments delivered organic revenue growth, highlighted by our Contractor Solutions segment, which demonstrated robust outperformance of the end markets served, reporting 54% organic growth and 121% total growth, including significant contribution from the TRUaire acquisition we consummated in December of last year."

Armes continued, "The decisive actions we took last year to acquire TRUaire, increase inventory levels of key products, and diversify our supply chains, while protecting employment for our team members, all directly contributed to the results that we report today. We expect the demand for our innovative, reliable products to translate into ongoing strength in top line growth. While short-term inflation, primarily in raw materials and transportation, is having a modest impact on near-term profit margins, our sustained and sharp focus on customer service, supplemented by disciplined price actions amid an accelerating economic recovery, serves to support our guiding objective of delivering sustainable long-term growth and profitability.”

Following the completion of various strategic transactions, including the acquisition of TRUaire and the formation of the Whitmore joint venture (JV) with Shell Lubricants, CSWI is now organized into three reportable segments (each of which has multiple brand names within the companies listed below):

•The Contractor Solutions segment manufactures and supplies products predominantly for residential and commercial heating, ventilation, air conditioning, and refrigeration (HVAC/R) and plumbing applications, which are designed primarily for professional tradespeople. This segment is comprised primarily of RectorSeal and TRUaire.
•The Engineered Building Solutions segment provides primarily code-driven products focused on life safety that are engineered to provide aesthetically-pleasing solutions for the construction, refurbishment and modernization of commercial, institutional, and multi-family residential buildings. This segment is comprised primarily of Balco, Greco and Smoke Guard.
•The Specialized Reliability Solutions segment provides products for increasing the reliability, performance, and lifespan of industrial assets, and solving equipment maintenance challenges. This segment is comprised primarily of Whitmore and the Whitmore JV.

The Whitmore JV has been consolidated into the operations of the Company under the variable interest entity consolidation model since formation. Income attributable to Shell Lubricants’ non-controlling interest has been excluded from select financial information provided.

The Company also provided investors with supplemental, historical segment information, recast to reflect the new segment reporting structure, beginning with the quarter ended June 30, 2019, which was filed via a Current Report on Form 8-K today and is available on the Company’s web site at https://cswindustrials.gcs-web.com/. Additional information regarding both the Whitmore JV consolidation and the new segment reporting structure is available in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

Fiscal First Quarter 2022 Consolidated Results

Fiscal first quarter revenue was $161.3 million, representing 77.3% growth from $91.0 million in the prior year period, with growth reported in all reporting segments and all end markets served. Of the $70.3 million total growth, $36.8 million (40.5%) resulted from organic growth, including $3.5 million from the Engineered Building Solutions, and $6.4 million from the Reliability Solutions segments. The Contractor Solutions segment contributed the remaining $26.9 million in organic revenue growth, resulting in total segment growth of $60.4 million (121.0%).

Strength in the Contractor Solutions segment was driven by increased penetration in the HVAC/R, plumbing, and architecturally-specified building products (ASBP) markets, with the TRUaire acquisition contributing $33.5 million of inorganic revenue growth. Increased sales in the Engineered Building Solutions segment were associated with enhanced marketing efforts promoting existing and newly developed products, market share gains due to competitive lead times in the market place, and improved specification levels. Increased sales in the Specialized Reliability Solutions segment were driven by the Whitmore JV, and demand recovery in the general industrial and energy end markets. During the fiscal first quarter, across all segments and end markets served, appropriate price actions bolstered revenue. These price actions were implemented at various points in the quarter, and therefore the benefit is not fully reflected in this quarter’s results. Additional pricing actions have taken place since the end of the fiscal first quarter, and the cumulative impact of realized pricing and ongoing cost inflation is being closely monitored to determine if further action is needed to protect profitability.

Reported gross profit in the fiscal first quarter was $68.6 million, representing 60.5% growth from $42.8 million in the prior year period, with the incremental profit resulting predominantly from the TRUaire acquisition and increased sales volumes. Gross profit margin as a percentage of sales was 42.5%, compared to 47.0% in the prior year period. This decline is due in part to a $3.9 million purchase accounting effect relating to the TRUaire acquisition, which has now been fully recognized as of the end of the fiscal first quarter, as well as the incremental expenses related to inclusion of the TRUaire business, and material and freight cost inflation that outpaced instituted price increases in some end markets served. Adjusted to exclude the aforementioned purchase accounting effect, gross profit and gross profit margin for the fiscal first quarter were $72.5 million and 45.0%, respectively. There were no adjustments in the prior year period.

GAAP operating expenses increased to $40.1 million in the current year period, from $26.5 million in the prior year period, mainly due to the incremental expenses related to inclusion of the TRUaire business, as well as additional sales commissions and enterprise resource planning system pre-implementation and optimization. Operating expenses as a percent of revenue improved 420 basis-points in the current quarter to 24.9% from 29.1% in the prior year period. This improvement in operating expense margin was effectively attributable to sales growth, partially offset by increased operating expenses.

GAAP operating income in the current period was $28.5 million, representing 75.2% growth from $16.3 million in the prior year period, resulting primarily from increased gross profit, partially offset by increased operating expenses, as discussed above. Adjusted to exclude the aforementioned purchase accounting effect, fiscal first quarter 2022 operating income was $32.4 million, a 99.3% increase over the prior year period. Reported operating income margin in fiscal first quarter 2022 was 17.7%, or 20.1% on an adjusted basis, representing a 220 basis-point increase over the prior year period. There were no adjustments to operating income in fiscal first quarter 2021.

Reported net income, attributable to CSWI, in the fiscal first quarter of 2022 was $20.0 million, or $1.27 per diluted share, compared to $12.0 million, or $0.81 in the prior year period. Adjusted to exclude the TRUaire purchase accounting effect, adjusted net income was $23.0 million, or $1.46 per diluted share, or 80.5% over the prior year period, which had no adjustments.

Fiscal first quarter of 2022 adjusted EBITDA increased 107.9% to $40.5 million from $19.5 million in the prior year period. Adjusted EBITDA as percent of revenue was 25.1% and 21.4%, in the current and prior year period, respectively.

Following quarter end, the Company declared its tenth consecutive quarterly regular cash dividend in the amount of $0.15 per share, which will be paid on August 13, 2021, to shareholders of record on July 29, 2021.

The Company’s effective tax rate for the fiscal first quarter was 23.9% on a GAAP basis, and the Company continues to expect a 25% tax rate for fiscal year 2022.

Fiscal First Quarter 2022 Segment Results

Contractor Solutions segment revenue was $110.2 million, a $60.4 million increase, or 121.0%, from the prior year period, due to increased organic sales volumes into the HVAC/R, plumbing, and ASBP end markets, plus the inorganic growth from TRUaire ($33.5 million), and coupled with pricing initiatives that began in the fiscal fourth quarter 2021, continued, and increased during the fiscal first quarter 2022. GAAP segment operating income was $29.5 million, 85.5% growth over $15.9 million in the prior year period, due overall to the inorganic growth from the TRUaire acquisition and increased organic sales, partially offset by increased spend related to sales commissions and enterprise resource planning system pre-implementation and optimization. Operating income margin in the fiscal first quarter was 26.8%, compared to 31.9% in the prior year period, due to the aforementioned purchase price accounting effect. Adjusted to exclude this effect, adjusted segment operating income was $33.4 million, or 30.3% of revenue. There were no adjustments in fiscal first quarter 2021. Adjusted EBITDA in the fiscal first quarter was $39.4 million, or 35.8% of revenue, compared to $17.3 million, or 34.7% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $25.7 million, a $3.5 million increase, or 15.8%, from the prior year period of $22.2 million due to enhanced marketing efforts promoting existing and newly developed products, market share gains due to competitive lead times in the market place, and improved specification levels. GAAP segment operating income was $3.9 million, a slight decrease compared to the prior year period of $4.0 million, due to a shift in sales to lower margin projects. Reported operating income margin in the fiscal first quarter was 15.0%, compared to the prior year period of 18.2%. Segment EBITDA and EBITDA margin were $4.3 million and 16.6% in the fiscal first quarter, compared to $4.2 million and 19.1% in the prior year period. There were no adjustments in either period.

Specialized Reliability Solutions segment revenue was $25.4 million, a $6.4 million increase, or 33.9%, from the prior year period of $19.0 million, mostly due to increased sales volumes into general industrial and energy end markets. GAAP segment operating income was $0.3 million, approximately flat to the prior year period as growth in material and freight expenses accelerated more quickly than the effectiveness of the implemented pricing initiatives. Reported operating income margin in the fiscal first quarter was 1.1%, compared to the prior year period of 1.6%. Segment EBITDA and EBITDA margin were $1.8 million and 7.3% in the fiscal first quarter, compared to $1.9 million and 9.8% in the prior year period. There were no adjustments in either period.

All percentages are calculated based upon the attached financial statements and reconciliations of non-GAAP financial measures.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question and answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-855-327-6837, international callers may use 1-631-891-4304, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until, Wednesday, August 18, 2021. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 10015863. The call will also be available for replay via webcast link on the CSWI Investor Relations website.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, and adjusted operating income, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV. For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation and amortization, and significant nonrecurring items.

About CSW Industrials, Inc.

CSW Industrials is a growth-oriented, diversified industrial Company with industry-leading operations in three segments: Contractor Solutions, Engineered Building Solutions, and Specialized Reliability Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, electrical, general industrial, architecturally-specified building products, energy, mining, and rail. For more information, please visit www.cswindustrials.com.

Investor Relations

Adrianne D. Griffin
Vice President, Investor Relations, & Treasurer
214-489-7113
adrianne.griffin@cswi.com

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(Amounts in thousands, except per share amounts)	Three Months Ended June 30,
	2021	2020
Revenues, net	$161,266	$90,964
Cost of revenues	(92,668)	(48,212)
Gross profit	68,598	42,752
Selling, general and administrative expenses	(40,124)	(26,499)
Operating income	28,474	16,253
Interest expense, net	(1,538)	(318)
Other expense, net	(172)	(307)
Income before income taxes	26,764	15,628
Provision for income taxes	(6,401)	(3,668)
Net income	20,363	11,960
Less: Income attributable to redeemable noncontrolling interest	(315)	—
Net income attributable to CSW Industrials, Inc.	$20,048	$11,960

Net income per share attributable to CSW Industrials, Inc.
Basic	$1.28	$0.81
Diluted	$1.27	$0.81

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands, except per share amounts)	June 30, 2021	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$15,677	$10,088
Accounts receivable, net of allowance for expected credit losses of $978 and $915, respectively	111,940	96,695
Inventories, net	105,005	98,086
Prepaid expenses and other current assets	10,050	9,684
Total current assets	242,672	214,553
Property, plant and equipment, net of accumulated depreciation of $73,177 and $72,944, respectively	80,664	82,554
Goodwill	218,927	218,795
Intangible assets, net	286,060	283,060
Other assets	75,919	75,995
Total assets	$904,242	$874,957

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$43,227	$32,444
Accrued and other current liabilities	47,939	49,743
Current portion of long-term debt	561	561
Total current liabilities	91,727	82,748
Long-term debt	230,635	241,776
Retirement benefits payable	1,674	1,695
Other long-term liabilities	135,380	136,725
Total liabilities	459,416	462,944
Redeemable noncontrolling interest	13,706	—
Equity:
Common shares, $0.01 par value	161	161
Shares authorized – 50,000
Shares issued – 16,250 and 16,162, respectively
Additional paid-in capital	107,531	104,689
Treasury shares, at cost (516 and 511 shares, respectively)	(35,868)	(34,075)
Retained earnings	364,905	347,234
Accumulated other comprehensive loss	(5,609)	(5,996)
Total equity	431,120	412,013
Total liabilities, redeemable noncontrolling interest and equity	$904,242	$874,957

CSW INDUSTRIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income	$20,363	$11,960
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,059	1,877
Amortization of intangible and other assets	9,235	1,711
Provision for inventory reserves	247	854
Provision for doubtful accounts	202	312
Share-based and other executive compensation	1,888	1,328
Net gain on disposals of property, plant and equipment	1	—
Net pension benefit	36	40
Net deferred taxes	81	422
Changes in operating assets and liabilities:
Accounts receivable	(16,164)	3,315
Inventories	(11,036)	(6,458)
Prepaid expenses and other current assets	(344)	471
Other assets	270	(149)
Accounts payable and other current liabilities	10,865	(1,515)
Retirement benefits payable and other liabilities	226	(22)
Net cash provided by operating activities	18,929	14,146
Cash flows from investing activities:
Capital expenditures	(1,079)	(1,837)
Proceeds from sale of assets	8	—
Proceeds from acquisitions true-up	1,375	—
Net cash provided by (used in) investing activities	304	(1,837)
Cash flows from financing activities:
Borrowings on line of credit	12,000	10,000
Repayments of line of credit and term loan	(23,140)	(10,140)
Purchase of treasury shares	(3,168)	(9,346)
Payments of deferred loan costs	(2,328)	—
Proceeds from acquisition of redeemable noncontrolling interest shareholder	5,293	—
Dividends	(2,358)	(1,985)
Net cash used in financing activities	(13,701)	(11,471)
Effect of exchange rate changes on cash and equivalents	57	511
Net change in cash and cash equivalents	5,589	1,349
Cash and cash equivalents, beginning of period	10,088	18,338
Cash and cash equivalents, end of period	$15,677	$19,687

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, and adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income and net income attributable to CSWI, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED NET INCOME ATTRIBUTABLE TO CSWI
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2021	2020

GAAP Net income attributable to CSWI	$20,048	$11,960

Adjusting Items, net of tax:
Purchase accounting effect	2,959	—
Adjusted Net income attributable to CSWI	$23,007	$11,960

GAAP Net Income attributable to CSWI Industrials, Inc. per diluted common share	$1.27	$0.81

Adjusting items, per diluted common share:
Purchase accounting effect	0.19	—
Adjusted Net Income attributable to CSW Industrials, Inc. per diluted common share	$1.46	$0.81

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED EBITDA
(Unaudited)
(Amounts in thousands)	Three Months Ended June 30,
	2021	2020
GAAP Net income attributable to CSWI	$20,048	$11,960
Plus: Income attributable to redeemable noncontrolling interest	315	—
GAAP Net income	$20,363	$11,960

Adjusting Items:
Interest expense	1,538	318
Income tax expense	6,401	3,668
Depreciation & amortization	12,178	3,528
EBITDA	$40,480	$19,474
Adjusted EBITDA	$40,480	$19,474
Adjusted EBITDA % Revenue	25.1%	21.4%

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME AND TO ADJUSTED SEGMENT EBITDA
(Unaudited)

	Three Months Ended June 30, 2021
(Amounts in thousands)	Contractor Solutions	Engineered Building Solutions	Specialized Reliability Solutions	Corporate and Other	Consolidated
Revenue, net	$110,242	$25,650	$25,447	$(73)	$161,266

GAAP Operating income	$29,512	$3,854	$269	$(5,161)	$28,474
Adjusting Items:
Purchase accounting effect	3,919	—	—	—	3,919
Adjusted Operating income	$33,431	$3,854	$269	$(5,161)	$32,393
% Revenue	30.3%	15.0%	1.1%	NA	20.1%
Adjusting Items:
Other income (expense)	$(9)	$(157)	$31	$(37)	$(172)
Depreciation & amortization	9,930	566	1,548	134	12,178
Purchase accounting effect	(3,919)	—	—	—	(3,919)
Adjusted EBITDA	$39,433	$4,263	$1,848	$(5,064)	$40,480
% Revenue	35.8%	16.6%	7.3%	NA	25.1%

	Three Months Ended June 30, 2020
	Contractor Solutions	Engineered Building Solutions	Specialized Reliability Solutions	Corporate and Other	Consolidated
Revenue, net	$49,884	$22,154	$18,998	$(72)	$90,964

GAAP Operating income	$15,908	$4,038	$307	$(4,000)	$16,253
Adjusting Items:
Purchase accounting effect	—	—	—	—	—
Adjusted Operating Income	$15,908	$4,038	$307	$(4,000)	$16,253
% Revenue	31.9%	18.2%	1.6%	NA	17.9%
Adjusting Items:
Other income (expense)	$(25)	$(320)	$120	$(82)	$(307)
Depreciation & amortization	1,444	513	1,437	134	3,528
Adjusted EBITDA	$17,327	$4,231	$1,864	$(3,948)	$19,474
% Revenue	34.7%	19.1%	9.8%	NA	21.4%